Exhibit 10(gggg)

ACCESS WORLDWIDE COMMUNICATIONS, INC.

4950 COMMUNICATION AVENUE

Suite 300

Boca Raton, Florida 33431

February 9, 2005

Mr. Alfonso S. Yuchengco

Re:    Consulting Agreement

Dear Mr. Yuchengco:

This letter of agreement (“Letter Agreement”) replaces the agreement dated October 11, 2004 and confirms the arrangements, terms and conditions whereby you (hereinafter referred to as the “Consultant”), from March 1, 2005, through February 29, 2008, will serve as a non-exclusive consultant and advisor to Access Worldwide Communications, Inc., a Delaware corporation (the “Company”).

1. Consulting Services. The Consultant shall, during the Term hereof, serve as a consultant to the Company regarding all matters and activities the Company is performing in the Philippines, reporting directly to the Chairman and CEO of the Company. In connection with the foregoing, it is specifically understood and agreed that simultaneously with his undertakings for the Company hereunder, the Consultant may be performing other services for other clients and otherwise undertaking other business opportunities, provided that the same shall at no time result in a conflict of interest with respect to the Company.

2. Consulting Fee. As compensation, the Company shall pay to the Consultant a monthly fee of five thousand US dollars ($5,000.00) payable on a monthly basis during the Term hereof.

3. Options. In addition to the Consulting Fee, the Company will make a one time issuance to Consultant of 50,000 stock options. The stock options will be priced at market, pursuant to the Company’s 1997 stock option plan as amended from time to time.

4. Business Procurement Fee. During the Term hereof, in addition to the consulting services described in section 1, above, Consultant may, at Consultant’s option, engage in efforts to effectuate sales of the Company’s services and/or products to third parties. For any sales of the Company’s services and/or products during the Term hereof for which Consultant is the sole and direct procuring cause (“Qualifying Sales”), Consultant shall receive a commission (“Commission”) of five percent (5%) of the Sales Revenue from production for year one, three percent (3%) for year two, one percent (1%) for year three, and a residual of 0.5% for the duration of each Qualifying Sale. Notwithstanding the foregoing, no Commissions shall continue beyond three (3) years from the termination of this Agreement. As used herein, the term “Sales Revenue” shall mean actual net revenue collected and received by the Company as net revenue (rather than as cost reimbursement, pass-through costs, advances, grants, deposits, etc.) and as full payment directly from Qualifying Sales. Commissions on Sales Revenue shall be paid within thirty (30) days after the Company’s receipt of said Sales Revenue, and shall at all times be subject to chargebacks and offsets.

5. Term and Termination.

5.1 Term. The term of this Letter Agreement shall commence on March 1, 2005, and shall continue through February 29, 2008 (the “Term”) After the Term, this Agreement shall automatically renew on a month to month basis, unless either Party gives the other Party thirty (30) days advance written notice of its intention to terminate.

5.2 Termination. In the event that either Party materially breaches the terms and conditions of this Agreement, and such material breach has not been cured by the defaulting Party within ten (10) days after receipt of written notice specifying such material breach from the non-defaulting Party, the non-defaulting Party may either withhold its performance or terminate this Agreement at any time upon written notice, and/or seek any right or remedy available to it under law or in equity. Such termination shall not constitute a waiver by the terminating Party of any right to damages, injunctive relief, or other remedies. In the event of termination, Company will compensate Consultant pro-rata for work already performed and furnished as agreed upon. Moreover, in the case where Company has pre-paid for work to be performed, Consultant shall return the pro-rata portion of pre-paid charges to Company no later than thirty (30) days after the effective date of termination. Notwithstanding the foregoing, either Party may terminate this Agreement with sixty (60) days advanced written notice.

6. Confidential Information.

6.1 (a) The Consultant shall, during the Consultant’s engagement with the Company and at all times thereafter, treat all confidential material (as hereinafter defined) of the Company or any of the Company’s subsidiaries, affiliates or parent entities (the Company and the Company’s subsidiaries, affiliates and parent entities being hereinafter collectively referred to as the “Company Group”) confidentially. The Consultant shall not, without the prior written consent of the CEO, disclose such confidential material, directly or indirectly, to any party, who at the time of such disclosure is not a Consultant or agent of any member of the Company Group. The Consultant agrees that all confidential material, together with all notes and records of the Consultant relating thereto, and all copies or facsimiles thereof in possession of the Consultant (whether made by the foregoing or other means) are the exclusive property of the Company.

(b) For the purposes hereof, the term “confidential material” shall mean all information in any way concerning the activities, business or affairs of any member of the Company Group or any of the customers of any member of the Company Group, including, without limitation, information concerning trade secrets, together with all sales and financial information concerning any member of the Company Group and any and all information concerning projects in research and development or marketing plans for any products or projects of the Company Group, and all information concerning the practices and customers of any member of the Company Group; provided however, that the term “confidential material” shall not include information which becomes generally available to the public other than as a result of a disclosure by the Consultant.

6.2 Promptly upon the request of the Company, the Consultant shall deliver to the Company all confidential material relating to any member of the Company Group in the possession of the Consultant without retaining a copy thereof.

7. Independent Contractor. The Consultant shall at all times during the Term hereof be an independent contractor of the Company. Nothing herein shall be construed to make the Consultant an Employee of the Company.

8. Notices. Any notice or other communication required or permitted by this Letter Agreement shall be sufficiently given or sent if delivered personally, sent by telegram, or mailed by certified or registered mail or overnight carrier, postage prepaid, addressed as follows:

If to the Company:

Access Worldwide Communications, Inc.
4950 Communication Avenue
Suite 300
Boca Raton, Florida 33431
Attention: Chief Executive Officer

If to the Consultant:

Mr. Alfonso S. Yuchengco

or to such other address as may be furnished in writing by either party to the other. All such notices and communications shall be deemed to have been given as of the date received if delivered personally, or the date so sent or so deposited in the United States mails if otherwise given.

9. Governing Law. This Letter Agreement shall be governed by, and construed and enforced in accordance with, the laws of the State of Florida, without giving effect to the principles of conflict of laws thereof.

10. Entire Agreement. This Letter Agreement constitutes the entire agreement between the parties and may be amended only in writing executed by the parties hereto affected by such amendment.

11. No Waiver. The failure by either party to insist upon strict compliance with any of the terms, covenants or conditions hereof shall not be deemed a waiver of such terms, covenants or conditions nor shall any waiver or relinquishment of any right or power hereunder at any one time or more times be deemed a waiver or relinquishment of such right or power at any other time or times.

If the above terms conform with your understanding, kindly execute this letter in the appropriate space below, whereupon this shall serve as a binding agreement between us.

Very truly yours,

ACCESS WORLDWIDE COMMUNICATIONS, INC.

By:	/s/ SHAWKAT RASLAN
Shawkat Raslan
Chairman and Chief Executive Officer

AGREED AND ACCEPTED AS OF THE DAY AND YEAR FIRST WRITTEN ABOVE

/s/ ALFONSO S. YUCHENGCO
Alfonso S. Yuchengco

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